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                                                                    EXHIBIT 21.1





                           SUBSIDIARIES OF REGISTRANT



The MTVi Group, L.P., a Delaware limited partnership


Mischief New Media, Inc., a New York corporation*


The Box Worldwide LLC, a Delaware limited liability company

SonicNet LLC, a Delaware limited liability company



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* Mischief New Media will become a subsidiary of the MTVi Group, Inc.
  concurrently with the closing of the offering.